Exhibit 99(a)(1)(A)

COMPANY NOTICE
TO HOLDERS OF
DIAMOND OFFSHORE DRILLING, INC.
ZERO COUPON CONVERTIBLE DEBENTURES DUE 2020

CUSIP Numbers:
25271C AB 8
25271C AC 6

          NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of February 4, 1997, between Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee” and the “Paying Agent”), as amended by the Second Supplemental Indenture, dated as of June 6, 2000, between the Company and the Trustee (as so amended, the “Indenture”), relating to the Zero Coupon Convertible Debentures due 2020 of the Company (the “Securities”), that at the option of the holder thereof (the “Holder”), each Security will be purchased by the Company for $594.25 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”), subject to the terms and conditions of the Indenture, the Securities and this Company Notice, including the accompanying Purchase Notice (the “Option”). Holders may surrender their Securities from May 6, 2005, through 5:00 p.m., New York City time, on June 6, 2005. This Company Notice is being sent pursuant to the provisions of Section 1505 of the Indenture. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

To exercise the Option, you must validly surrender the Securities and the enclosed Purchase Notice to the Paying Agent (and not have withdrawn such surrendered Securities and Purchase Notice), prior to 5:00 p.m., New York City time, on Monday, June 6, 2005 (the “Purchase Date”). Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. The right of Holders to surrender Securities for purchase in the Option expires at 5:00 p.m., New York City time, on the Purchase Date. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

          The Purchase Price for any Security as to which a Purchase Notice has been given and not withdrawn will be paid promptly following the expiration of the Option. The Paying Agent must receive your validly surrendered Securities before the Purchase Price for your Securities will be paid.

          The addresses for the Paying Agent are as follows:

In Person:	By Registered or Certified Mail or Overnight Courier:
JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Attention: Frank Ivins	Attention: Frank Ivins
Institutional Trust Services	Institutional Trust Services
2001 Bryan Street	2001 Bryan Street
Dallas, Texas 75221-2320	Dallas, Texas 75221-2320
Tel: (214) 468-6464	Tel: (214) 468-6464

          Additional copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is May 6, 2005.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company, its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

 i

SUMMARY TERM SHEET

          The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

•	Who is offering to purchase my Securities?

          Diamond Offshore Drilling, Inc., a Delaware corporation, which we refer to as “we,” “us,” “our” or the “Company,” is offering to purchase your validly surrendered Zero Coupon Convertible Debentures due 2020, or the Securities. (Page 4)

•	What securities are you seeking to purchase?

          We are offering to purchase all of the Securities surrendered, at the option of the holder thereof, or the Holder. As of May 5, 2005, there was approximately $805,000,000.00 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of February 4, 1997, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee, which we refer to as the Trustee or the Paying Agent, as amended by the Second Supplemental Indenture, dated as of June 6, 2000, between the Company and the Trustee, which we refer to, as so amended, as the Indenture. (Page 4)

•	How much are you offering to pay and what is the form of payment?

          Pursuant to the Indenture, we will pay, in cash, a purchase price of $594.25 per $1,000 principal amount at maturity of the Securities, or the Purchase Price, with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

•	How can I determine the market value of the Securities?

          There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities before making any decision with respect to the Option. Our common stock, into which the Securities are convertible, is listed on the New York Stock Exchange, or NYSE, under the symbol “DO.” On May 5, 2005, the last reported sales price of our common stock on the NYSE was $43.95 per share. (Page 5)

•	Why are you making the offer?

We are required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 4)

•	What does the board of directors of the Company think of the Option?

          Although our board of directors has approved the terms of the Option included in the Indenture, our board of directors has not made any recommendation as to whether you should surrender your Securities for purchase. You must make your own decision whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender. (Page 4)

•	When does the Option expire?

          The Option expires at 5:00 p.m., New York City time, on June 6, 2005, or the Purchase Date. We will not extend the period Holders have to accept the Option unless required to do so by the Federal securities laws. (Page 4)

•	What are the conditions to the purchase by the Company of the Securities?

          The Paying Agent must receive your validly surrendered Securities before we will pay for your Securities. The purchase by us of Securities as to which a Purchase Notice has been validly delivered and not properly withdrawn is conditioned upon your delivering the Securities, together with necessary endorsements, to the Paying Agent at the same time as, or at any time after, delivery of the Purchase Notice. (Page 6)

•	How do I surrender my Securities?

          To surrender your Securities for purchase pursuant to the Option, you must deliver the Purchase Notice and the related documents to the Paying Agent no later than 5:00 p.m., New York City time, on June 6, 2005. HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY, OR DTC, NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

•	A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver the Purchase Notice to the Paying Agent, with any other required documents, on or before 5:00 p.m., New York City time, on June 6, 2005. The Holder is required to deliver to the Paying Agent the certificate representing the Securities surrendered prior to receiving payment of the Purchase Price.

•	A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct the nominee to surrender the Securities on the Holder’s behalf.

•	Holders who are DTC participants should surrender their beneficial interest in the Securities electronically through DTC’s Automated Tenders over the Participant Terminal System, subject to the terms and procedures of that system. (Pages 6-7)

•	If I surrender, when will I receive payment for my Securities?

          We will accept for payment all validly surrendered Securities promptly upon expiration of the Option, and we will pay for all validly surrendered Securities promptly following the expiration of the Option. Pursuant to the terms of the Indenture, we will promptly forward to the Paying Agent on June 7, 2005 the appropriate amount of funds required to pay the Purchase Price for the surrendered Securities. The Paying Agent will then promptly distribute the funds to the Holders. Holders must deliver their Securities to the Paying Agent before the Paying Agent will distribute their funds. (Page 8)

•	Until what time can I withdraw previously surrendered Securities?

          You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on June 6, 2005. You may also withdraw previously surrendered Securities at any time after 12:01 a.m., New York City time, on July 6, 2005, the expiration of 40 business days from the date of this Company Notice, if your Securities have not yet been accepted for payment by us. (Page 7)

•	How do I withdraw previously surrendered Securities?

          To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent before 5:00 p.m., New York City time, on June 6, 2005.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF THOSE HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Page 7)

•	Do I need to do anything if I do not wish to surrender my Securities for purchase?

          No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Option, we will not purchase your Securities and those Securities will remain outstanding subject to their existing terms. (Page 7)

•	If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

          No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000, which we refer to as the $1,000 principal amount, or an integral multiple thereof. (Page 6)

•	If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

          Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 8.6075 shares of our common stock, subject to the terms, conditions and adjustments specified in the Indenture. (Page 5)

•	If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Option?

          The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 10-11)

•	Who is the Paying Agent?

          JPMorgan Chase Bank, N.A., the Trustee for the Securities, is serving as Paying Agent in connection with the Option. Its address and telephone number are set forth on the front cover page of this Company Notice. (Page 4)

•	Whom can I contact with questions about the Option?

          Questions and requests for assistance in connection with the surrender of Securities for purchase in this Option may be directed to JPMorgan Chase Bank, N.A. at (800) 275-2048.

IMPORTANT INFORMATION CONCERNING THE OPTION

          1. Information Concerning the Company. Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), is offering to purchase its Zero Coupon Convertible Debentures due 2020 (the “Securities”).

          The Company is a leading global offshore oil and gas drilling contractor. The Company’s fleet, which is comprised of 30 semisubmersible rigs, 14 jack-up rigs and one drillship, is one of the world’s largest. The Company drills in the waters of North America, South America, Europe, Africa, Asia and Australia. It offers comprehensive drilling services to the global energy industry.

          The Company maintains its principal executive offices at 15415 Katy Freeway, Houston, Texas 77094. The telephone number there is (281) 492-5300.

          2. Information Concerning the Securities. The Securities were issued under an Indenture, dated as of February 4, 1997, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee” and the “Paying Agent”), as amended by the Second Supplemental Indenture, dated as of June 6, 2000, between the Company and the Trustee (as so amended, the “Indenture”). The Securities mature on June 6, 2020.

          2.1 The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Indenture and the Securities, unless earlier redeemed, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the option of the holder thereof (the “Holder”), on June 6, 2005, June 6, 2010 and June 6, 2015, or on the next succeeding business day, if such date is not a business day. The purchase price on such dates shall equal the Issue Price (as defined in the Indenture) of $499.60 plus accrued Original Issue Discount (as defined in the Indenture and as provided for in the Securities) as of the applicable purchase date. The Company may, at its option, elect to pay the Purchase Price in cash, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or a combination thereof. If the Company were to elect to pay the Purchase Price in shares of its Common Stock, the shares that it would issue would be based upon the then current trading prices of the Common Stock. The Company has elected to pay the Purchase Price for this Option solely in cash.

          This Option will expire at 5:00 p.m., New York City time, on Monday, June 6, 2005 (the “Purchase Date”), and the purchase will be made promptly following the expiration of the Option. Pursuant to the terms of the Indenture, the Company will deliver funds to the Paying Agent on June 7, 2005 (the “Payment Date”). The payment by the Company for validly surrendered Securities is subject to the Paying Agent’s receipt of the certificate(s) representing the surrendered Securities.

          2.2 Purchase Price. Pursuant to the terms of the Indenture and the Securities, the purchase price to be paid by the Company for the Securities on June 7, 2005 is $594.25 per $1,000 principal amount at maturity of the Securities (the “Purchase Price”). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 (the “$1,000 principal amount”) or integral multiples thereof. The Original Issue Discount (as defined in the Indenture) on Securities tendered and not properly withdrawn will cease to accrue on the Purchase Date unless the Company defaults in making payment on Securities validly surrendered for purchase and not withdrawn.

          The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or Common Stock. Thus, the Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and Common Stock before making a decision whether to surrender their Securities for purchase.

          None of the Company or its board of directors or employees is making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value and other relevant factors.

          2.3 Conversion Rights of the Securities. The Securities are convertible into the Company’s Common Stock in accordance with and subject to the terms of the Indenture and the Securities. The conversion rate of the Securities as of May 6, 2005 is 8.6075 shares of Common Stock per $1,000 principal amount of the Securities. The Paying Agent is currently acting as Conversion Agent for the Securities.

          Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Common Stock. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Purchase Notice has been properly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 hereof.

          2.4 Market for the Securities and Common Stock. There is no established reporting system or trading market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price for the Common Stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. The Securities are held through The Depository Trust Company (“DTC”). As of May 5, 2005, there was approximately $805,000,000.00 aggregate principal amount at maturity of Securities outstanding and DTC was and is the sole record holder of the Securities.

          The Common Stock into which the Securities are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “DO.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Common Stock as reported on the NYSE.

	High	Low
Year ended December 31, 2003
First Quarter	$22.53	$19.40
Second Quarter	$23.62	$18.64
Third Quarter	$21.53	$18.50
Fourth Quarter	$20.70	$17.15
Year ended December 31, 2004
First Quarter	$26.63	$20.48
Second Quarter	$24.53	$21.55
Third Quarter	$32.99	$22.89
Fourth Quarter	$40.29	$32.06
Year ending December 31, 2005
First Quarter	$52.41	$37.91
Second Quarter (through May 5, 2005)	$52.97	$42.50

          On May 5, 2005, the last reported sales price of the Common Stock on the NYSE was $43.95 per share. As of April 25, 2005, there were approximately 128,579,668 shares of Common Stock outstanding. Holders are urged to obtain current market information for the Common Stock before making any decision to surrender their Securities pursuant to the Option.

          In 2003, the Company paid cash dividends of $0.125 per share of the Company’s Common Stock on March 3, June 2 and September 2 and $0.0625 per share on December 1. In 2004 the Company paid cash dividends of $0.0625 per share of the Company’s Common Stock on March 1, June 1, September 1 and December 1.

          The Company paid a cash dividend of $0.0625 per share of the Company’s Common Stock on March 1, 2005. On April 19, 2005, the Company declared a dividend of $0.0625 per share of the Company’s Common Stock payable June 1, 2005 to stockholders of record on May 2, 2005.

          Any future determination as to payment of dividends will be made at the discretion of the board of directors of the Company and will depend upon the Company’s operating results, financial condition, capital requirements, general business conditions and such other factors that the board of directors deems relevant.

          2.5 Redemption. The Securities are not redeemable by the Company prior to June 6, 2005. Beginning on June 6, 2005, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price of $499.60 plus accrued Original Issue Discount to the date of redemption.

          2.6 Change in Control. The Securities may be redeemed at the option of the Holder if there is a Change in Control (as defined in the Indenture) at a redemption price equal to the Issue Price of $499.60 plus accrued Original Issue Discount to the date of redemption.

          2.7 Ranking. The Securities are unsecured and unsubordinated obligations of the Company. The Securities rank equal in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Securities are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

          2.8 Conditions. The purchase by the Company of Securities as to which a Purchase Notice has been delivered and not properly withdrawn is conditioned upon the Holder’s delivering the Securities, together with necessary endorsements, to the Paying Agent at the same time as, or at any time after, delivery of the Purchase Notice.

          3. Procedures to be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Purchase Price for their Securities unless they validly deliver a Purchase Notice and related materials to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date and do not withdraw such Purchase Notice on or before 5:00 p.m., New York City time, on the Purchase Date. Additionally, Holders will not be eligible to receive the Purchase Price until such time as any certificates representing the surrendered Securities are delivered to the Paying Agent. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof.

          If Holders do not validly deliver a Purchase Notice before 5:00 p.m., New York City time, on the Purchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

          3.1 Method of Delivery. The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.

          3.2 Purchase Notice. Pursuant to the Indenture, the Purchase Notice must contain:

•	the certificate number(s) of the Securities being delivered for purchase;

•	the portion of the principal amount of the Securities to be purchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

•	a statement that such Securities shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in the Indenture and under the paragraph “Repurchase by the Company at the Option of the Holder” of the Securities.

          3.3 Delivery of Securities.

          Securities in Certificated Form. To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities with respect to which a Purchase Notice, or a copy thereof, has been delivered, before 5:00 p.m., New York City time, on the Purchase Date. Holders may validly surrender Securities without delivering the certificates representing such Securities. However, Holders will not be eligible to receive the Purchase Price until such time as the certificates representing any surrendered Securities are delivered to the Paying Agent.

          Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder’s behalf.

          Securities in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his or her beneficial interest in the Securities prior to 5:00 p.m., New York City time, on the Purchase Date; and

•	electronically transmitting his or her acceptance through DTC’s PTS, subject to the terms and procedures of that system, prior to 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

          Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

          4. Right of Withdrawal. A Holder may withdraw Securities surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Purchase Date. A Holder may also withdraw Securities surrendered for purchase at any time after 12:01 a.m., New York City time, on July 6, 2005, the expiration of 40 business days from the date of this Company Notice, if his or her Securities have not yet been accepted for payment. In order to withdraw Securities, a Holder must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

•	the certificate number(s) and principal amount at maturity of the Securities with respect to which such notice of withdrawal is being submitted;

•	the principal amount at maturity, if any, of such Securities which remain subject to the original Purchase Notice and which have been or will be delivered for purchase by the Company; and

•	the Holder’s signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

          The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Option. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

          5. Payment for Surrendered Securities. The Company will pay for validly surrendered Securities promptly following the expiration of the Option. The Company will forward to the Paying Agent, no later than 11:00 a.m., New York City time, on the Business Day following the Payment Date, an amount of funds sufficient to pay the aggregate Purchase Price for the surrendered Securities. The Paying Agent will then promptly distribute the cash to each Holder who validly surrendered Securities. A Holder must deliver the Holder’s Securities to the Paying Agent before the Paying Agent will distribute the Purchase Price to the Holder.

          The total amount of funds required by the Company to purchase all of the Securities is $478,371,250 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, the Company intends to use available cash to purchase the Securities.

          6. Securities Acquired. Any Securities purchased by the Company pursuant to the Option will be cancelled by the Trustee pursuant to the terms of the Indenture.

          7. Plans or Proposals of the Company. Other than as publicly disclosed or described herein, neither the Company nor, to the knowledge of the Company, Loews (as defined below) currently has any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity security of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity security of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

          8. Interests of Directors, Executive Officers and Affiliates of the Company in the Securities. As of April 25, 2005, Loews Corporation (“Loews”) owned 54.5% of the Company’s outstanding shares of Common Stock. Loews is a diversified holding company and the Company’s controlling stockholder. Loews maintains its principal executive offices at 667 Madison Avenue, New York, New York 10021-8087. The telephone number there is (212) 521-2000.

          To the knowledge of the Company:

•	none of the Company or Loews or their respective executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from any officer, director or affiliate of the Company; and

•	during the 60 days preceding the date of this Company Notice:

•	none of the Company or its executive officers, directors, subsidiaries or affiliates has engaged in any transactions in the Securities;

•	none of Loews or its executive officers or directors has engaged in any transactions in the Securities; and

•	none of the executive officers or directors of the subsidiaries of the Company has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company and the directors and executive officers of Loews is attached to this Company Notice as Annex A.

          In connection with his or her services to the Company and its affiliates, each of our directors and executive officers is a party to ordinary course stock option grants pursuant to the Company’s stock option plan or other arrangements involving the Common Stock including, without limitation, in connection with the Company’s defined contribution plan. In addition, Loews and the Company are party to a registration rights agreement dated as of October 16, 1995, as amended, pursuant to which the Company has agreed, on the terms and subject to the conditions and limitations specified therein, to file upon the request of Loews one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of three such requests (the first of which requests Loews exercised in 1997), in order to permit Loews to offer and sell any Common Stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. The Company has the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in the judgment of the Company, any offering by the Company then being conducted or about to be conducted would be adversely affected. Subject to certain conditions, the Company has also granted Loews the right to include its Common Stock in any registration statements covering offerings of Common Stock by the Company, and the Company will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. The Company will indemnify Loews, and Loews will indemnify the Company, against certain liabilities in respect of any registration statement or offering covered by such registration rights agreement.

          Except as disclosed in the preceding paragraph, none of the Company or, to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of the securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

          9. Purchases of Securities by the Company and Its Affiliates. Each of the Company and its affiliates, including their respective executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Option, if any, will depend upon many factors, including, among others, the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of the Company, and general economic and market conditions.

          10. Material United States Tax Considerations.

          U.S. Federal Income Tax Considerations. The following discussion, which is for general information only, is a summary of the material U.S. federal income tax considerations relating to the surrender of Securities for purchase pursuant to the Option. This discussion does not purport to be a complete analysis of all potential tax effects of the Option. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Moreover, this summary applies only to Holders who hold Securities as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding Securities as a position in a “straddle,” “hedge,” “conversion” or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of the Company's voting power, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality or any foreign jurisdiction.

          For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Securities that is, for U.S. federal income tax purposes: a citizen or resident of the United States; a corporation (or other entity that has elected to be treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof; an estate the income of which is subject to U.S. federal income tax regardless of its source; a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions; and certain electing trusts that were in existence and treated as U.S. trusts on August 20, 1996. As used herein, the term “non-U.S. Holder” means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above. The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Option.

          Sale of Securities Pursuant to the Option. A U.S. Holder who receives cash in exchange for Securities pursuant to the Option will recognize taxable gain or loss equal to the difference between (i) the amount of cash received, and (ii) the Holder’s adjusted tax basis in the Securities surrendered. A U.S. Holder’s adjusted tax basis in the Securities will generally equal the U.S. Holder’s cost of the Securities increased by any original issue discount previously included in income by such Holder with respect to such Securities. Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder held the Securities for more than one year. Long-term capital gain of non-corporate taxpayers is generally subject to a maximum tax rate of 15%. The deductibility of capital losses is subject to limitations.

          A U.S. Holder who acquired Securities at a market discount generally will be required to treat any gain recognized upon the purchase of its Securities pursuant to the Option as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess, if any, of the “adjusted issue price” (the sum of the issue price of the Securities and the aggregate amount of original issue discount includible in gross income by all prior holders of the Securities) of the Securities at the time acquired by the Holder over the Holder’s initial tax basis in the Securities.

          A non-U.S. Holder who receives cash in exchange for Securities pursuant to the Option generally will not be subject to U.S. federal income tax on any gain recognized, unless (a) the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business, or, in the case of a treaty resident, is attributable to a permanent establishment or a fixed base, in the United States, or (b) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain will be taxable in the same manner as described above with respect to U.S. Holders.

          Backup Withholding. Under the backup withholding provisions of the Code, a U.S. Holder who surrenders Securities for purchase will generally be subject to backup withholding at the rate of 28% of any gross payment if such Holder fails to provide a certified Taxpayer Identification Number (Employer Identification Number or Social Security Number). U.S. Holders electing to surrender Securities should complete the Substitute Form W-9 which is part of the Purchase Notice and attach it to the Securities being surrendered. If you are a U.S. Holder exempt from backup withholding under the Code, please provide your Taxpayer Identification Number and so indicate in Part 2 of the Substitute Form W-9. If a non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not be required. Information reporting, and possibly backup withholding, may apply if the Securities are held by a non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form). Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Securities pursuant to the Option.

          All descriptions of tax considerations are for Holders’ guidance only and are not tax advice. The Company recommends that Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering Securities for purchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Securities for purchase.

          11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

          The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

          The documents listed below also contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 2, 2005;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on April 29, 2005;

•	The Company’s definitive proxy statement on Schedule 14A for the Company’s 2005 annual meeting of stockholders filed on March 31, 2005;

•	The Company’s Current Reports on Form 8-K filed on January 10, 2005, February 8, 2005 and May 3, 2005;

•	All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice; and

•	The description of the Company’s Common Stock set forth in the Amendment No. 1 to the Company’s Registration Statement on Form 8-A, filed with the Commission under the Exchange Act on October 10, 1995, including any amendment or report filed with the SEC for the purpose of updating such description.

          In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

          12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Option.

          13. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

          14. Conflicts. In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

          None of the Company or its board of directors or employees is making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

DIAMOND OFFSHORE DRILLING, INC.

May 6, 2005

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND LOEWS

          The Company. The following table sets forth the names of each of the members of the Company’s board of directors and executive officers.

Name	Position(s) Held
James S. Tisch	Chairman of the Board of Directors, Chief Executive Officer
Lawrence R. Dickerson	President, Chief Operating Officer and Director
David W. Williams	Executive Vice President
Rodney W. Eads	Senior Vice President — Worldwide Operations
John L. Gabriel, Jr.	Senior Vice President — Contracts & Marketing
John M. Vecchio	Senior Vice President — Technical Services
Gary T. Krenek	Vice President and Chief Financial Officer
Beth G. Gordon	Controller — Chief Accounting Officer
William C. Long	Vice President, General Counsel & Secretary
Alan R. Batkin	Director
Charles L. Fabrikant	Director
Paul G. Gaffney II	Director
Herbert C. Hofmann	Director
Arthur L. Rebell	Director
Raymond S. Troubh	Director

          The Company maintains its principal executive offices at 15415 Katy Freeway, Houston, Texas 77094. The telephone number there is (281) 492-5300.

          Loews. The following table sets forth the names of each of the members of Loews’s board of directors and executive officers.

Name	Position(s) Held
Preston R. Tisch	Chairman of the Board of Directors
James S. Tisch	Office of the President, President, Chief Executive Officer and Director
Andrew H. Tisch	Office of the President and Chairman of the Executive Committee of the Board of Directors
Jonathan M. Tisch	Office of the President and Director
Gary W. Garson	Senior Vice President, General Counsel and Secretary
Herbert C. Hofmann	Senior Vice President
Peter W. Keegan	Senior Vice President and Chief Financial Officer
Arthur L. Rebell	Senior Vice President
Joseph L. Bower	Director
John Brademas	Director
Charles M. Diker	Director
Paul J. Fribourg	Director
Walter L. Harris	Director
Philip A. Laskawy	Director
Gloria R. Scott	Director

          Loews maintains its principal executive offices at 667 Madison Avenue, New York, New York 10021-8087. The telephone number there is (212) 521-2000.